Grubb & Ellis Healthcare REIT II, Inc.
(to be renamed Griffin-American Healthcare REIT II, Inc.)

Contact:	Damon Elder Spotlight Marketing Communications damon@spotlightmarcom.com (714) 356-1460

Grubb & Ellis Healthcare REIT II Raises
Investor Distribution Beginning First Quarter 2012
Annualized distribution raised to 6.60 percent

SANTA ANA, Calif. (Dec. 12, 2011) – Grubb & Ellis Healthcare REIT II, Inc. announced today that its board of directors has authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on January 1, 2012 and ending on March 31, 2012. The board unanimously agreed to raise the annualized distribution rate from 6.50 percent to 6.60 percent, based on a $10.00 per share purchase price, the first such increase since the company began paying distributions during the first quarter of 2010.

“Consistent with the vision we’ve shared since the formation of the REIT in late 2009, we have established and maintained a prudent and sustainable distribution policy for our investors,” explained Danny Prosky, president, chief operating officer and a member of the board of directors. “The operational performance of our company has been consistently strong, which has allowed us to increase our distributions while maintaining disciplined fiscal management.”

The distributions will be calculated based on 365 days in the calendar year and will be equal to an annualized distribution rate of $0.66 per share. These distributions will be aggregated and paid in cash monthly in arrears. The distributions declared for each record date in January, February and March will be paid in February, March and April, respectively.

“Our approach to building and managing the REIT has resulted in impressive financial performance to date,” said Jeff Hanson, chairman, chief executive officer and one of the company’s largest individual stockholders. “We will continue the disciplined management approach that has delivered these results, while seeking further opportunities to enhance the investor-friendly structural elements that differentiate us in the industry.”

As of Nov. 30, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 45,245,151 shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $451,495,000 through its initial public offering.

To date, the REIT has made 24 geographically diverse acquisitions comprised of 55 buildings valued at approximately $430.8 million, based on purchase price in the aggregate, with another $278 million of property acquisitions under contract and expected to close in the near-term. If these acquisitions are completed, the portfolio would total 73 buildings valued at nearly $710 million, based on purchase price, representing 266 percent growth in the portfolio since the beginning of 2011.

The company’s property portfolio achieved an aggregate average occupancy of 97 percent, had leverage of 25.6 percent and had an average remaining lease term of 10 years as of Sept. 30, 2011.

About Grubb & Ellis Healthcare REIT II (to be re-named Griffin-American Healthcare REIT II, Inc.)
Grubb & Ellis Healthcare REIT II, Inc. is a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II currently holds in excess of $430 million in assets and is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities. For more information regarding Grubb & Ellis Healthcare REIT II, please visit www.gbe-reits.com/healthcare2.

Grubb & Ellis Healthcare REIT II is currently transitioning its sponsorship from Grubb & Ellis Company to a co-sponsorship arrangement with American Healthcare Investors, LLC and Griffin Capital Corporation. As part of the transition, which is expected to end in January 2012, the company will be renamed “Griffin-American Healthcare REIT II, Inc.”

About American Healthcare Investors, LLC
American Healthcare Investors, LLC is an investment management firm that specializes in healthcare-related real estate, including medical office buildings, skilled nursing and assisted living facilities and hospitals. Founded and majority owned and controlled by Jeff Hanson and Danny Prosky, nationally recognized real estate investment executives with more than 15 and 20 years of experience, respectively, American Healthcare Investors is committed to providing investors access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin Capital Corporation
Los Angeles-based Griffin Capital Corporation has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. For more information regarding Griffin Capital, please visit www.GriffinCapital.com.

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This press release contains certain forward-looking statements with respect to the company’s operational and financial performance, its ability to maintain and sustain its distribution policy and distribution payments to its investors, its ability to maintain or enhance its economic results and its ability to acquire properties currently under contract in the near term or at all. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of our real estate investment strategy; the successful transition of advisory and dealer manager services and the ability of our new co-sponsors to raise significant capital on our behalf and to successfully deploy it; the uncertainties regarding certain closing conditions and financings for our properties currently under contract; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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